EXHIBIT 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES FIRST QUARTER 2014 RESULTS

HOUSTON (April 24, 2014) -- Noble Energy, Inc. (NYSE: NBL) announced today first quarter 2014 net income of $200 million, or $0.55 per diluted share on total revenues of $1.4 billion. Excluding the impact of certain items which would typically not be considered by analysts in published earnings estimates, first quarter 2014 adjusted income(1) was $298 million, or $0.82 per diluted share. Discretionary cash flow was $870 million and net cash provided by operating activities was $929 million. Capital expenditures for the first quarter 2014 totaled $951 million.

Key highlights for the first quarter of 2014 include:

•	Total sales volumes of 286 thousand barrels of oil equivalent per day (MBoe/d), an increase of 20 percent from the first quarter of 2013, after adjusting for divested assets

•	Delivered record horizontal production of 100 MBoe/d on average from the DJ Basin and Marcellus Shale plays, up over 60 percent versus the first quarter of last year

•	Performed completion operations on initial vertical well in the Wilson play of NE Nevada, successfully recovering oil from multiple intervals

•	Apparent high bidder on 12 deepwater lease blocks in the Central Gulf of Mexico Lease Sale 231

•	Signed the first two regional export sales agreements for natural gas sales from Tamar and Leviathan to customers in Jordan and the Palestinian Authority

•	Finalized agreement with the Israel Anti-Trust Authority

•	Executed sales agreements to divest the Company’s E. Texas, N. Louisiana and Powder River Basin assets

Charles D. Davidson, Noble Energy’s Chairman and CEO, commented, “Following on our strong 2013, Noble Energy continues to deliver on its growth objectives, with the first quarter laying a good foundation from which to build on for the remainder of the year. In our U.S. unconventional areas, we are creating substantial value in the DJ Basin and Marcellus development programs, through material production growth, facility and well efficiencies, and an increased application of extended reach laterals. Although early, I am quite pleased with initial drilling and completion results in our Nevada exploration play. Offshore, we are moving forward our next round of developments, including projects in the deepwater Gulf of Mexico, West Africa and Israel. The progress we have made recently regarding the Leviathan project offshore Israel has been remarkable, and we are close to executing a number of domestic and regional export sales agreements to support the field’s development. We are also excited about our exploration prospects this year, with Katmai currently drilling in the deepwater Gulf of Mexico.”

VOLUMES AND PRICES
First quarter 2014 sales volumes averaged 286 MBoe/d, an increase of 20 percent compared to the first quarter of 2013, after adjusting for divested assets. United States sales volumes comprised 57 percent of the total and the remaining 43 percent came from International operations. U.S. volumes increased 16 percent compared to the same quarter of last year, after adjusting for divested assets, driven by the continued development of the unconventional DJ Basin and Marcellus Shale plays. Internationally, volumes increased 23 percent compared to the first quarter of last year due to the Tamar natural gas field in Israel and the Alen condensate field in Equatorial Guinea, both of which commenced operations in 2013. Total sales volumes for the quarter were less than production volumes by 2 MBoe/d due to the timing of liftings in Equatorial Guinea.

Global crude oil and condensate prices averaged $100.23 per barrel for the first quarter of 2014. Natural gas realizations averaged $4.81 per thousand cubic feet (Mcf) in the U.S. and $5.60 per Mcf in Israel. Natural gas liquid pricing in the U.S. averaged 45 percent of the average West Texas Intermediate crude oil price for the quarter.

EXPENSES
First quarter 2014 total production costs, including lease operating expense (LOE), production and ad valorem taxes, and transportation and gathering averaged $9.01 per barrel of oil equivalent (Boe). Total company LOE was $5.64 per Boe, up slightly from the same period in 2013 as a result of the impact of major offshore project startups in 2013. Depreciation, depletion and amortization (DD&A) per Boe was $16.50, down slightly from the first quarter 2013 unit rate. Exploration expense for the quarter was $74 million, which had no substantial dry hole costs and included seismic expenditures associated with a 3D survey acquisition completed offshore the Falkland Islands.

Included in the adjustments to net income for the first quarter of 2014 was an impairment recorded to the Company’s North Sea assets to reflect the updated estimate of abandonment cost and timing. Also adjusted from earnings was a non-cash commodity derivative loss. The effective tax rate on adjusted earnings for the quarter was 29 percent and the deferred tax rate on adjusted earnings was 50 percent.

OPERATIONS UPDATE
In the DJ Basin, sales volumes averaged 95 MBoe/d for the first quarter of 2014, of which 64 percent were liquids. Production volumes for the quarter were impacted by severe winter weather and facility upgrades. Fifty-four standard length laterals and 13 extended reach laterals were drilled during the quarter. Due to continued strong performance in the extended reach lateral program, the Company is now targeting over 90 extended reach lateral wells in 2014, up 65 percent from its original plans. In addition, the Company continues to pursue downspacing activity in 2014, which represents over 40 percent of the wells planned for the year. Five standard length wells on the Loeffler pad within the Core Integrated Development Plan (IDP) have been producing more than 100 days and are tracking a 600 thousand barrel oil equivalent type curve. Two of these wells, testing a 24-well per section equivalent density, are performing consistent with the remaining Loeffler wells. In the Mustang IDP, three standard length horizontal wells were drilled during the quarter on a 16-well per section equivalent amongst densely drilled verticals with performance above the type curve. Across the Basin, 10 rigs are currently developing Wells Ranch and East Pony as well as progressing the other IDPs. In the third quarter, one rig will move back to the Wilson play in NE Nevada to continue drilling in this new venture opportunity.

In the Marcellus Shale, volumes averaged a record 227 million cubic feet of natural gas equivalent per day (MMcfe/d) for the first quarter. In the quarter, 19 operated wells were drilled averaging over 7,500 lateral feet. The WFN3 pad in the Majorsville IDP came online during the quarter at a peak rate of 35 MMcfe/d from four wells averaging 7,500 lateral feet. One of the wells was completed using reduced stage and cluster spacing and experienced rates over 25 percent higher than similar wells on the same pad. Also during the quarter, two 8,000 foot lateral sections were drilled in less than 48 hours each, which is a 50 percent reduction in drilling time versus last year. Joint Venture partner, CONSOL Energy, drilled 17 wells during the quarter. The Joint Venture is currently operating nine rigs split between the wet and dry gas portions of the acreage.

In the deepwater Gulf of Mexico, production for the first quarter averaged 18 MBoe/d, which was comprised of nearly 90 percent liquids. During the quarter, the Company completed its Big Bend discovery well in the Rio Grande area, with first production on target by the end of next year. The Dantzler and Gunflint developments continue to progress with first production expected in 2016. Katmai, a middle and lower Miocene oil exploration prospect with a 50 percent working interest was spud towards the end of the quarter. Additional exploration in this core area is planned through the end of this year. Also during the quarter, the Company was the apparent high bidder on 12 blocks in the OCS Lease Sale 231, providing further opportunities to expand the already deep exploration portfolio.

In the Eastern Mediterranean, total Israel sales volumes for the first quarter of 2014 averaged 219 MMcfe/d. The onshore compression project at Ashdod is over 50 percent complete and on track to expand the deliverability of Tamar volumes in mid-2015. The first regional export sales agreements for Tamar and Leviathan were signed during the quarter, with larger contracts expected to follow over the next several quarters. Significant progress has been made towards sanctioning the first phase of Leviathan with an agreement reached with the Israeli Anti-trust Authority and the receipt of a Development and Production Lease.

UPDATED GUIDANCE
To date in 2014, the Company has executed sales agreements for certain non-core U.S. onshore assets, including its positions in the E. Texas, N. Louisiana, Tri-State and the Powder River Basin. In addition, the Company is finalizing an agreement to divest its offshore China assets in the Bohai Bay. Combined, these assets were producing in excess of 10 MBoe/d at the beginning of 2014. The onshore U.S. asset sales either have closed or are planned to close by the end of April, and the China asset sale is anticipated to close in mid-2014. The sale of these assets are expected to impact volumes by approximately 6 MBoe/d on average for 2014.
As a result of these transactions, Noble Energy has adjusted its full year 2014 volume guidance to a range of 302 to 310 MBoe/d, with the midpoint of the range reflecting the 6 MBoe/d from these divestments. Second quarter 2014 volumes are anticipated to be between 290 and 296 MBoe/d, taking into account the U.S. onshore asset sales.

Detailed guidance is available in the supplemental information for the conference call.

(1)	A Non-GAAP measure, see attached Reconciliation Schedules

WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a webcast and conference call at 9:00 a.m. Central time today. The webcast is accessible on the ‘Investors’ page at www.nobleenergyinc.com. Conference call numbers for participation are 800-327-5138 or 719-325-2239 with the passcode 2585857. A replay will be available on the website.

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.

Investor Contacts:
David Larson
(281) 872-3125
dlarson@nobleenergyinc.com

Brad Whitmarsh
(281) 943-1670

bwhitmarsh@nobleenergyinc.com

Media Contact:
Reba Reid
(281) 943-1789
rreid@nobleenergyinc.com

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes,” “expects”, “intends”, “will”, “should”, “may”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’s current views about future events. They include estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.

This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see the attached schedules for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits the optional disclosure of probable and possible reserves, however, we have not disclosed the Company's probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as "thousand barrel oil equivalent type curve". These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent annual report on Form 10-K and in other reports on file with the SEC, available from Noble Energy's offices or website, http://www.nobleenergyinc.com.

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PR 623                                                 04/24/2014

Schedule 1
Noble Energy, Inc.
Reconciliation of Net Income to Adjusted Income
(in millions, except per share amounts, unaudited)

	Three Months Ended March 31,
	2014	Per Diluted Share	2013	Per Diluted Share
Net Income	$200	$0.55	$261	$0.72
(Gain) loss on commodity derivatives, net of cash settlements [1]	42	0.12	79	0.22
Asset impairments [2]	97	0.27	—	—
(Gain) loss on divestitures [3]	1	—	(52)	(0.14)
Other adjustments	1	—	(10)	(0.03)
Total adjustments before tax	141	0.39	17	0.05
Income tax effect of adjustments [4]	(43)	(0.12)	(17)	(0.05)
Adjusted Income	$298	$0.82	$261	$0.72
Weighted average number of shares outstanding
Diluted	365		362

NOTE:
Adjusted income should not be considered a substitute for net income as reported in accordance with GAAP. Adjusted income is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted income is beneficial in evaluating our financial performance. We believe such measures can facilitate comparisons of operating performance between periods and with our peers. See Schedule 2: Summary Statement of Operations

All per share and shares outstanding amounts have been retroactively adjusted for the two-for-one stock split, which was distributed on May 28, 2013 to shareholders of record as of May 14, 2013.

[1]
Many factors impact our gain or loss on commodity derivatives, net of cash settlements, including: increases and decreases in the commodity forward curves compared to our executed hedging arrangements; increases in hedged future volumes; and the mix of hedge arrangements between NYMEX WTI, Dated Brent and NYMEX HH commodities. These gains or losses on commodity derivatives, net of cash settlements recognized in the current period will be realized in the future when cash settlement occurs.

[2]	Amount for 2014 primarily represents impairment related to the North Sea.

[3]	During 2014 and 2013 we sold certain non-core onshore U.S. properties.

[4]	The income tax effect of adjustments are determined for each major tax jurisdiction for each adjusting item.

Schedule 2
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues
Crude oil and condensate	$928	$849
Natural gas	325	179
Natural gas liquids	74	55
Income from equity method investees	52	60
Total revenues	1,379	1,143
Operating Expenses
Lease operating expense	145	117
Production and ad valorem taxes	49	43
Transportation and gathering expense	38	27
Exploration expense	74	61
Depreciation, depletion and amortization	425	366
General and administrative	140	112
Asset impairments	97	—
Other operating expense, net	7	(8)
Total operating expenses	975	718
Operating Income	404	425
Other (Income) Expense
(Gain) loss on commodity derivative instruments	75	72
Interest, net of amount capitalized	47	25
Other non-operating (income) expense, net	5	10
Total other (income) expense	127	107
Income from Continuing Operations Before Income Taxes	277	318
Income Tax Provision	77	86
Income from Continuing Operations	200	232
Discontinued Operations, Net of Tax	—	29
Net Income	$200	$261
Earnings Per Share [1]
Basic
Income from continuing operations	$0.56	$0.65
Discontinued operations, net of tax	—	0.08
Net Income	$0.56	$0.73
Diluted
Income from continuing operations	$0.55	$0.64
Discontinued operations, net of tax	—	0.08
Net Income	$0.55	$0.72
Weighted average number of shares outstanding [1]
Basic	360	358
Diluted	365	362

[1]	All per share and shares outstanding amounts have been retroactively adjusted for the two-for-one stock split, which was distributed on May 28, 2013 to shareholders of record as of May 14, 2013.

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended March 31,
	2014	2013
Crude Oil and Condensate Sales Volumes (MBbl/d)
United States	64	63
Equatorial Guinea	34	27
Other International	5	4
Total consolidated operations	103	94
Equity method investee	2	2
Total sales volumes	105	96
Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$97.02	$95.70
Equatorial Guinea	105.73	111.79
Other International	104.28	109.22
Consolidated average realized prices	$100.23	$100.90
Natural Gas Sales Volumes (MMcf/d)
United States	483	409
Equatorial Guinea	242	246
Israel	218	111
Total sales volumes	943	766
Natural Gas Realized Prices ($/Mcf)
United States	$4.81	$3.31
Equatorial Guinea	0.27	0.27
Israel	5.60	5.15
Consolidated average realized prices	$3.83	$2.60
Natural Gas Liquids Sales Volumes (MBbl/d)
United States	18	16
Equity method investee	5	6
Total sales volumes	23	22
Natural Gas Liquids Realized Prices ($/Bbl)
United States	$44.50	$39.19
Barrels of Oil Equivalent Volumes (MBoe/d)
United States	163	146
Equatorial Guinea	74	68
Israel	37	19
Other International	5	4
Total consolidated operations	279	237
Equity method investee	7	8
Total barrels of oil equivalent from continuing operations	286	245
Total barrels of oil equivalent from discontinued operations	—	1
Total barrels of oil equivalent	286	246

Schedule 4
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$1,354	$1,117
Accounts receivable, net	865	947
Other current assets	545	547
Total current assets	2,764	2,611
Net property, plant and equipment	16,117	15,725
Goodwill	621	627
Other noncurrent assets	690	679
Total Assets	$20,192	$19,642
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$1,178	$1,354
Other current liabilities	1,021	988
Total current liabilities	2,199	2,342
Long-term debt	5,011	4,566
Deferred income taxes	2,449	2,441
Other noncurrent liabilities	1,172	1,109
Total Liabilities	10,831	10,458
Total Shareholders’ Equity	9,361	9,184
Total Liabilities and Shareholders’ Equity	$20,192	$19,642

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow and Reconciliation to Net Cash Provided by Operating Activities
(in millions, unaudited)

	Three Months Ended March 31,
	2014	2013
Adjusted Income [1]	$298	$261
Adjustments to reconcile adjusted income to discretionary cash flow:
Depreciation, depletion and amortization	425	367
Exploration expense	74	61
(Income)/Dividends from equity method investments, net	(13)	(35)
Deferred compensation expense	4	10
Deferred income taxes	59	74
Stock-based compensation expense	23	18
Other	—	1
Discretionary Cash Flow	$870	$757
Reconciliation to Operating Cash Flows
Net changes in working capital	117	(9)
Cash exploration costs	(60)	(54)
Current tax benefit of earnings adjustments	—	(5)
Other adjustments	2	16
Net Cash Provided by Operating Activities	$929	$705

Capital expenditures (accrual based)	$951	$910
Increase in capital lease obligations [2]	5	—
Total Capital Expenditures (Accrual Based)	$956	$910

NOTE:
The table above reconciles discretionary cash flow to net cash provided by operating activities. While discretionary cash flow is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our management, research analysts, portfolio managers and investors, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.

[1]	See Schedule 1: Reconciliation of Net Income to Adjusted Income.

[2]	Increase in capital lease obligations represents estimated construction in progress to date on US operating assets and corporate buildings.